[LOGO]                                                              NEWS RELEASE
- --------------------------------------------------------------------------------
FOR RELEASE:                     MARCH 22, 1996


                 MORRISON KNUDSEN SELLS 23% OF MCCONNELL DOWELL
                               TO CEDAR GROUP, INC


     BOISE - Morrison Knudsen Corporation announced today that on
March 21, 1996, it sold its remaining 9.55 million shares in McConnell Dowell Corporation for $1.60 (Aus) per share on the Australian Stock Exchange. Proceeds to Morrison Knudsen from this sale will total approximately $11.6 million (U.S.). The purchaser was Cedar Group Australia Pty. Limited.

     This transaction completes the sale of Morrison Knudsen's shareholdings in McConnell Dowell. In two prior transactions in 1996, MK sold approximately 8.27 million shares to Cedar at $1.25 (Aus) per share. And in a transaction announced March 19, 1996, MK sold approximately 8.27 million shares to Downer Group Australia Pty. Limited at $1.45 (Aus) per share. Total proceeds to MK from the sale of all its shareholdings in McConnell Dowell will approximate
$28 million (U.S.).

     McConnell Dowell is a Melbourne-based engineering and construction company with operation throughout Asia, Australia and New Zealand and is listed on the Australian and New Zealand stock exchanges (MDC).

     Morrison Knudsen Corporation (MRN-NYSE), founded in 1912, serves the world's environmental, industrial, mining, operations and maintenance, process, power transportation and heavy construction markets as an engineer and constructor.


                                     # # # #